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EXHIBIT 99.4(k)

Required Distributions for Compliance with Section 72(S)
of the Internal Revenue Code of 1986, amended (the code)
Rider R72S-9553
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   REQUIRED DISTRIBUTIONS FOR COMPLIANCE WITH SECTION 72(s) OF THE INTERNAL
                  REVENUE CODE OF 1986, AS AMENDED (THE CODE)


                      Rules Applicable Upon Owner's Death

This rider is part of your Contract, and should be attached to it.

It is the intent of the Owner and Pacific Mutual that this rider be interpreted in such a manner as to have the Contract comply with Section 72(s) of the Code.

The provisions of this rider will control if in conflict with those of the Contract.

Holder - is deemed to be you, the Owner of the Contract, or as interpreted by the Internal Revenue Service (IRS) for compliance with the Code.

Designated Beneficiary - is the individual selected by the Owner to succeed to the Owner's interest in the Contract after the death of any holder of this Contract for purposes of Section 72(s) of the Code, and which includes an Owner Beneficiary and Joint or Contingent Owner, if any.

However, if the aforementioned designation is contradictory to the interpretations of the IRS, those of the IRS shall apply.

Upon any holder's death, the Designated Beneficiary shall be required to elect the method under which the required distributions shall be made as defined in paragraph (1), unless the conditions described by paragraph (3) are met.

Annuity Start Date - is the date periodic annuity/monthly income payments are to begin.

The following is a statement of Section 72(s) of the Code in all material respects:

REQUIRED DISTRIBUTIONS WHERE HOLDER DIES BEFORE ENTIRE INTEREST IS DISTRIBUTED:

(1) THIS CONTRACT, IN ORDER TO BE TREATED AS AN ANNUITY CONTRACT FOR PURPOSES OF THE CODE, PROVIDES THAT:

     (A) if any holder of this Contract dies on or after the annuity starting date ("the Annuity Start Date") and before the entire interest in this Contract has been distributed, the remaining portion of such interest will be distributed at least as rapidly as under the method of distributions being used as of the date of his death, and

     (B) if any holder of this Contract dies before the Annuity Starting Date, the entire interest in this Contract will be distributed within 5 years after the death of such holder.
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(2)  EXCEPTION FOR CERTAIN AMOUNTS PAYABLE OVER LIFE OF DESIGNATED BENEFICIARY -
     if

     (A) any portion of the holder's interest is payable to (or for the benefit of) a Designated Beneficiary, and

     (B) such portion is distributed (in accordance with applicable IRS regulations) over the life of such Designated Beneficiary (or over a period not extending beyond the life expectancy of such Designated Beneficiary),

     (C) such distributions must begin not later than 1 year after the date of the holder's death or such later date as the Secretary of the U.S. Treasury may by regulations prescribe.

     and for purposes of paragraph (1), the portion referred to in subparagraph
     (A) shall be treated as distributed on the day on which such distributions begin.

(3) SPECIAL RULE WHERE SURVIVING SPOUSE BENEFICIARY - if the Designated Beneficiary referred to in paragraph (2)(A) is the surviving spouse of the holder of the Contract, paragraphs (1) and (2) shall be applied by treating such spouse as the holder of such Contract.

(4) DESIGNATED BENEFICIARY - means any individual Designated a beneficiary by the holder of the Contract.

(5) EXCEPTION FOR CERTAIN ANNUITY CONTRACTS WHICH ARE PART OF QUALIFIED PLANS - This rider shall not apply if this annuity Contract is funding:

     (A) (i) a plan described in section 401(a) which includes a trust exempt from tax under section 501, or

          (ii) a plan described in section 403(a),

     (B)  a plan which is described in section 403(b),

     (C) a plan which is an individual retirement annuity, or provided under an individual retirement account or annuity, or

     (D) which is a qualified funding assets (as defined in section 130(d)), but without regard to whether there is a qualified assignment.

(6)  SPECIAL RULE WHERE HOLDER IS CORPORATION OR OTHER NON-INDIVIDUAL -

     (A) if the holder of the Contract is not an individual, the primary annuitant shall be treated as the holder of the Contract.
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     (B)   primary annuitant - the term "primary annuitant" means the individual, the events in the life of whom are of primary importance in affecting the timing or amount of the payout under the Contract.

(7) TREATMENT OF CHANGES IN PRIMARY ANNUITANT WHERE HOLDER OF CONTRACT IS NOT AN INDIVIDUAL - In the case of a holder of an annuity Contract which is not an individual, if there is a change in a primary annuitant, such change shall be treated as the death of the holder.

We reserve the right to amend the provisions of this rider in order to comply with changes in the Code or changes in interpretations of The Code.

Pacific Mutual Life Insurance Company


Chairman and Chief Executive Officer          Secretary